Registration Nos. 333-113180, 333-105072, and 333-27469

Filed pursuant to Rule 424(b)(3)

COMMON STOCK

(Par Value $1.00 Per Share)

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STICKER TO REOFFER PROSPECTUS

TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN

TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN

TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN

This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.

Mr. Louis R. Brill owns 67,000 shares of Common Stock, 40,000 of which were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 2001 Stock Incentive Plan and 27,000 of which were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 2003 Stock Incentive Plan. Mr. Brill is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Brill is the Vice President and Chief Accounting Officer of the Company and is currently the beneficial owner of 88,095 shares of Common Stock, including 67,000 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Brill will own 21,095 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker is August 24, 2006.